Supplement No. 2                                                     Rule 424(b)

                               EA INDUSTRIES, INC.


             SUPPLEMENT NO. 2 TO PROSPECTUS, DATED NOVEMBER 26, 1996


         On September 25, 1996, EA Industries, Inc., a New Jersey corporation formerly known as Electronic Associates, Inc. (the "Company"), filed a registration statement (Registration No. 333-12691) (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale of 3,527,742 shares of Common Stock (the "Shares") of the Company from time to time by a certain stockholder, a warrant holder and certain convertible subordinated debenture holders and convertible subordinated note holders of the Company (collectively referred to as the "Selling Securityholders"), together with the 3,527,742 Preferred Stock Purchase Rights ("Rights") associated with the Shares. The Registration Statement, as amended, was declared effective on November 26, 1996.

         On December 16, 1996 the Board of Directors of the Company approved and declared a one-for-four reverse stock split of the shares of Common Stock of the Company to be effective as of the close of business on December 27, 1996 (the "Record Date"), such that each holder of record on the Record Date will be entitled to receive, as soon as practicable thereafter, one (1) share of no par value Common Stock of the Company for every four (4) shares of no par value Common Stock held by such person on the Record Date (the "Reverse Stock Split"). Investors are hereby advised that the number of Shares included in the Registration Statement of which the Prospectus dated November 26, 1996 (the "Prospectus") is a part and which are being offered by the Prospectus do not reflect the effectuation of the Reverse Stock Split. Following the Record Date, the number of Shares of Common Stock, and associated Rights, which continue to be offered by the Selling Securityholders pursuant to the Registration Statement and Prospectus included therein as reflected under the heading "Plan of Distribution and Selling Securityholders" shall be reduced on a one-for-four basis in accordance with the Reverse Stock Split.

         This Supplement does not constitute a complete prospectus and shall not be considered an offer to sell, or a solicitation of an offer to buy, the Shares (or the Rights) to which it relates. Reference is made to the Company's Prospectus dated November 26, 1996 and included in the Registration Statement, as supplemented by Supplement No. 1 dated December 4, 1996, for information with respect to the Company and the Shares of the Company's Common Stock and the Rights associated with such Shares.

                The date of this Supplement is December 18, 1996.